Exhibit 10.1

CREDIT AGREEMENT

This Credit Agreement (the "Agreement") is entered into effective as of the 23rd day of June, 2017, by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation ("Borrower"), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank ("Bank").

Section 1.	Definitions.

Certain capitalized terms have the meanings set forth on Exhibit 1 hereto or in the Security Agreement. All financial terms used in this Agreement but not defined on Exhibit 1 or in the Security Agreement have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Indiana Uniform Commercial Code.

Section 2.	Loans.

2.1.        Revolving Credit Loans. (a) Subject to the term and conditions of this Agreement, Bank hereby extends or continues to extend to Borrower a revolving line of credit facility (the "Facility") under which Bank shall make loans (the "Revolving Loans") to Borrower at Borrower's request from time to time during the term of this Agreement in an aggregate amount not to exceed Two Million and No/100 Dollars ($2,000,000.00). Borrower may, from time to time, borrow, repay (without penalty or charge), and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed Two Million and No/100 Dollars ($2,000,000.00) (the "Revolving Loan Availability"). If the amount of Revolving Loans outstanding at any time under the Facility exceeds the Revolving Loan Availability, Borrower will, upon request, immediately pay the amount of such excess to Bank in cash. In the event Borrower fails to pay such excess following any such request, Bank may, in its discretion, setoff such amount against Borrower's accounts at Bank, if any, and, if such excess is not satisfied by such setoff, declare an Event of Default.

(b)          Borrower may request a Revolving Loan by written or telephone notice to Bank. Bank will make Revolving Loans by crediting the amount thereof to Borrower's account at Bank, if any, or as otherwise directed by Borrower and approved by Bank. Loan proceeds will be used for general business purposes.

(c)          On the date hereof, Borrower shall issue and deliver to Bank a Promissory Note in the form of Exhibit 2.1 (the "Revolving Note"), in the principal amount of Two Million and No/100 Dollars ($2,000,000.00), bearing interest and repayable as specified in the Revolving Note.

(d)          The term of the Facility will expire on June 23, 2019, and the Revolving Note will become payable in full on that date.

(e)          On the date hereof, Borrower shall pay to Bank, for Bank's sole account in immediately available funds, a non-refundable loan fee associated with the Facility in the amount of Two Thousand and No/100 Dollars ($2,000.00).

2.2.        Term Loan. (a) Subject to the terms and conditions hereof, Bank shall make to Borrower a term loan (the "Term Loan") on the date hereof in an aggregate amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan as evidenced by a Term Loan Note (the "Term Note") to be issued by Borrower to Bank as of the date of this Agreement with a final maturity date of June 23, 2022, and otherwise in substantially the form of Exhibit 2.2.

(b)          The proceeds of the Term Loan will be used to refinance existing debt with The Huntington Bank and for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan in accordance with the provisions and prepayment penalties set forth in the Term Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower's obligation to continue to make regular monthly payments required by the Term Note. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Bank payments marked "paid in full", "without recourse" or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank's rights under the Term Note, and Borrower will remain obligated to pay any further amount owed to Bank.

(d)          On the date hereof, Borrower shall pay to Bank, for Bank's sole account in immediately available funds, a loan fee associated with the Term Loan in the amount of Five Thousand and No/100 Dollars ($5,000.00).

Section 3.	Representations And Warranties.

Borrower, to its knowledge, hereby warrants and represents to Bank the following:

3.1.        Organization and Qualification. Borrower is a duly organized and validly existing corporation in good standing under the laws of the State of Indiana, has the necessary corporate power and authority to carry on its business and to enter into and perform this Agreement, the Notes and the other Loan Documents, is qualified and licensed to do business in each jurisdiction in which the failure to have such qualification would have a materially adverse effect on the Borrower. All information provided to Bank with respect to Borrower and its operations is true and correct in all material respects.

3.2.        Due Authorization. The execution, delivery and performance by Borrower of this Agreement, the Security Agreement, the Notes and the other Loan Documents have been duly authorized by all necessary corporate action of Borrower, and will not contravene any law or any governmental rule or order binding on Borrower, or the Articles of Incorporation or By-Laws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Bank herein. Borrower has duly executed and delivered this Agreement, the Security Agreement, the Mortgage, the Notes and the other Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to or consent by any governmental body is needed in connection with this transaction.

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3.3.        Litigation. Except as disclosed on Exhibit 3.3 attached, there are no suits or proceedings pending or overtly threatened in writing against Borrower or its assets, and no proceedings before any governmental body are pending or overtly threatened in writing against Borrower, which in any case, if adversely determined, would have a material adverse effect on Borrower.

3.4.        Margin Stock. No part of the Loans will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

3.5.        Licenses, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business, except to the extent the failure to have obtained any of the foregoing would not result in a material adverse effect on Borrower. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

3.6.        Laws and Taxes. Borrower is in compliance in all material respects with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes, except where the failure to file such tax returns or reports would not reasonably be expected to have a material adverse effect on Borrower. Borrower has paid all taxes which are now due and payable, other than any such taxes as are being contested by Borrower in good faith and by appropriate proceedings and for which adequate reserves have been set aside on Borrower's books to the extent required by GAAP. Except as disclosed in Exhibit 3.6 attached, no taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on the date of this Agreement, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

3.7.        Financial Condition. All historical financial information relating to Borrower which has been or may hereafter be delivered by Borrower or on its behalf to Bank is or when delivered will be true and correct in all material respects and, in all material respects, has been or will be prepared in accordance with consistently applied sound accounting principles. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and, since the submission of the most recent financial information to Bank, there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets.

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3.8.        Title. Borrower has good and marketable title to, or the right to use under valid leases, the assets reflected on the most recent balance sheet submitted to Bank, free and clear from all liens and encumbrances of any kind, except for: (a) liens securing (i) current taxes and assessments not yet due and payable or (ii) taxes being contested by Borrower in good faith and by appropriate proceedings for which adequate reserves have been set aside on Borrower's books to the extent required by generally accepted accounting principles, (b) liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (c) assets disposed of in the ordinary course of business, (d) any security interests, pledges, assignments or mortgages granted to Bank to secure the repayment or performance of the Obligations, (e) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business (including such liens in favor of landlords, warehousemen and mechanics and similar liens) to the extent such liens secure Indebtedness or other obligations relating to claims or liabilities which are being contested in good faith by appropriate proceedings, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP, (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower thereon or materially impair the value of the real property which may be subject thereto, (g) purchase money security interests in equipment (including capital leases), (h) pledges and deposits of cash by Borrower in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits, and (i) liens and encumbrances as disclosed on Exhibit 3.8 attached hereto (collectively, the "Permitted Liens").

3.9.        Defaults. Except as specifically disclosed in writing to Bank, Borrower is in compliance in all material respects with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (a) its Articles of Incorporation or By-Laws, or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, which would have a material adverse effect on Borrower and the Guarantor taken as a whole, and the consummation of the transactions contemplated by this Agreement will not result in such default or violation.

3.10.      Environmental Laws. (a) Borrower has obtained all material permits, licenses and other authorizations or approvals which are required under Environmental Laws and except as disclosed in Exhibit 3.10 attached, Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(a)          None of Borrower's executive officers is aware of, and Borrower has not received written notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may reasonably be expected to give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

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(b)          There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or overtly threatened in writing against Borrower, relating in any way to Environmental Laws.

3.11.      Subsidiaries and Partnerships. Borrower has no subsidiaries other than Entity Guarantor and is not a party to any partnership agreement or joint venture agreement.

3.12.      ERISA. To Borrower's knowledge, Borrower and all individuals or entities along with Borrower that would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an "ERISA Affiliate"), are in compliance with all of their obligations to contribute to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA and any regulations promulgated thereunder from time to time. To Borrower's knowledge, Borrower and each of its ERISA Affiliates are in compliance, in all material respects, with ERISA, and there exists no event described in Section 4043(b) thereof ("Reportable Event").

3.13.      USA Patriot Act. Borrower represents and warrants that neither Borrower nor any of its affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 4.	Affirmative Covenants.

4.1.        Books and Records. Borrower will maintain proper books of account and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP and give representatives of Bank access thereto at least once in each calendar year, with such access to be granted upon reasonable prior notice and during ordinary business hours. During such examination bank may examine, copy and make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Loans. All inspections not taking place during the existence of an Event of Default shall be at Bank's expense. At least once annually, Borrower will give Bank reasonable access upon reasonable prior notice to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

4.2.        Financial Statements. Borrower will maintain a standard and modern system for accounting and, so long as any of the Obligations remains unpaid, will furnish to Bank:

(a)          As soon as publically available in regulatory filings with the Securities and Exchange Commission, the Form 10-K consolidated financial statements of Borrower and its subsidiaries as of the last day of and for the fiscal year then ended.

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(b)          Not later than December 31st of each year, commencing December 31, 2017, an audited balance sheet, operating statement, and cash flow statement for Borrower. Such financial statements shall be prepared in accordance with GAAP consistently applied unless otherwise specifically noted therein.

(c)          Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the quarter ending June 30, 2017, Borrower shall provide interim internally-prepared consolidated financial statements of Borrower and its subsidiaries, including but not limited to, the financial statements required to be filed with the SEC as part of Borrower's Form 10-Q report, an AR aging report, an AP aging report and a backlog report;

(d)          Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, and within one hundred twenty (120) days of the end of each fiscal year, commencing with the fiscal year ending September 30, 2017, Borrower will provide a compliance certificate in form satisfactory to Bank;

(e)          Such other financial information reasonably requested by the Bank from time to time.

4.3.        Condition and Repair. Borrower will maintain its assets in good repair and working order, except for ordinary wear and tear and obselensence and will make all appropriate repairs and replacements thereof.

4.4.        Insurance. Borrower will insure its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of similar size with established reputations engaged in the same or similar business as Borrower, and as otherwise required pursuant to the terms of the Security Agreement. All such policies will (a) be issued by financially sound and reputable insurers, (b) name Bank as an additional insured and, where applicable, as loss payee and mortgagee under a lender loss payable endorsement satisfactory to Bank, and (c) Borrower will make commercially reasonable efforts to cause such policy to provide for not less than thirty (30) days written notice to Bank before such policy is altered or canceled all of which will be evidenced by such certificates, declarations or other documentation satisfactory to Bank in Bank's sole discretion and delivered to Bank by Borrower on the date of execution of this Agreement.

4.5.        Taxes. Borrower will pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Bank is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by GAAP.

4.6.        Existence; Business. Borrower will (a) maintain its existence, (b) engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

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4.7.        Compliance with Laws. Borrower will comply in all material respects with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower's business or assets and will promptly, but in any event within seven (7) calendar days, notify Bank of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower relating to any environmental or safety and health rule, regulation, statute, ordinance or law.

4.8.        Notice of Default. Borrower will, within seven (7) calendar days of its knowledge thereof, give written notice to Bank of (a) the occurrence of any Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit Borrower from continuing to make the representations set forth in this Agreement.

4.9.        Costs. Borrower will pay to Bank its reasonable fees, costs and expenses, including, without limitation, reasonable attorneys' fees, other professionals' fees, appraisal fees, environmental assessment fees, expert fees, court costs, litigation and other expense (collectively, "Costs") incurred or paid by Bank in connection with administering and enforcing the Loans and the Loan Documents and the defense, preservation and protection of Bank's rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs will be due and payable within five (5) days of written demand by Bank. If Borrower fails to pay the Costs upon such demand, Bank is entitled to exercise any remedies set forth herein for nonpayment and may disburse such sums as an advance under the Revolving Loan. Thereafter, the Costs will bear interest from the date incurred or disbursed at the rate set forth in the Notes. This provision will survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.

4.10.      Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Bank may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Bank, all monies so paid by Bank on behalf of Borrower will be deemed Loans and Obligations.

4.11.      Depository. Borrower shall maintain its primary deposit accounts with the Bank.

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Section 5.	Negative Covenants.

5.1.        Indebtedness. Without the written consent of Bank, Borrower will not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, advances or progress payments under contracts, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations except (a) Indebtedness not in excess of $100,000 at any one time outstanding, (b) purchase money Indebtedness (including capital leases) to the extent secured by purchase money security interests in equipment (including capital leases) and, upon the prior written consent of Bank, purchase money mortgages on real property so long as such security interests and mortgages do not apply to any property of Borrower other than the equipment or real property so acquired, and the Indebtedness secured thereby does not exceed the cost of the equipment or real property so acquired, as the case may be, (c) Indebtedness in the form of deposits or advances from customers pursuant to contracts (including purchaser orders) for services to be performed by Borrower in the ordinary course of business, and (d) other Indebtedness approved in writing by the Bank.

5.2.        Prepayments. Borrower will not voluntarily prepay any Indebtedness owing by Borrower prior to one month in advance of the stated maturity date thereof other than (i) the Obligations and (ii) Indebtedness to trade creditors where the prepayment will result in a discount on the amount due.

5.3.        Leases. Borrower will not enter into any lease of real property, as lessee, without prior written approval by Bank.

5.4.        Restricted Payments. Borrower will not purchase or redeem any shares of the capital stock of Borrower or declare or pay any dividends thereon or make any other distributions to shareholders, except for dividends payable entirely in capital stock and stock repurchases in compliance with benefit plans in existence or hereafter adopted by Borrower.

5.5.        Pledge or Encumbrance of Assets. Other than the Permitted Liens, Borrower will not create, incur, assume or permit to exist, arise or attach any Lien in any present or future asset, except for (i) Liens to Bank; (ii) purchase money security interests securing Indebtedness permitted pursuant to Section 5.1; (iii) any Lien or deposit with any governmental agency required or permitted to qualify Borrower to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business; (iv) Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; and (v) Liens imposed by law which secure amounts not at the time due and payable.

5.6.        Guarantees and Loans. Borrower will not enter into any direct or indirect guarantees other than (a) by endorsement of checks for deposit, and (b) guarantees in favor of Bank. Borrower will not, other than in the ordinary course of business, make any advance or loan, including, without limitation, loans and advances to employees of Borrower.

5.7.        Merger; Disposition of Assets. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower will not (a) change its capital structure, (b) merge or consolidate with any company, (c) amend or change its Articles of Incorporation or By-Laws without the Bank's consent, or (d) sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

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5.8.        Transactions with Affiliates. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower will not (a) directly or indirectly issue any guarantee for the benefit of any of its Affiliates, other than guarantees of the obligations of Entity Guarantor to customers or suppliers in the ordinary course of business not to exceed $500,000 in the aggregate, (b) directly or indirectly make any loans or advances to or investments in any of its Affiliates other than Entity Guarantor, (c) enter into any transaction with any of its Affiliates, other than transactions entered into on an arm's length basis in the normal course of Borrower's business, or (d) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other corporate or business entity in which Borrower or its members or members of its Board of Directors holds a direct or indirect interest, other than Entity Guarantor.

5.9.        Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary arid other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.10.      Financial Covenants.

(a)          Borrower shall not permit the Minimum Debt Service Coverage Ratio, tested quarterly and measured on a trailing twelve (12) month basis, to be less than the applicable ratio set forth below:

(i)          1.20 to 1.0, for the quarters ending September 30, 2017 and December 31, 2017; and

(ii)         1.25 to 1.0, for the quarter ending March 31, 2018 and each quarter thereafter.

The Minimum Debt Service Coverage Ratio means, for any computation period, the ratio of: (a) the sum of Borrower's (i) consolidated pre-tax net income for such period plus (ii) consolidated interest expense for such period, plus (iii) consolidated amortization expense during such period, plus (iv) consolidated depreciation expense during such period, plus (v) consolidated stock compensation expense during such period, plus (vi) forbearance fees and unscheduled principal reductions applied to the Borrower's refinanced debt with The Huntington National Bank paid or applied during such period, less (vii) distributions/dividends paid by Borrower in cash during such period, less (viii) consolidated unfunded capital expenditure expenses during such period, divided by (b) the sum of Borrower's (i) scheduled or required principal and interest payments during such period, plus (ii) consolidated cash interest payments during such period.

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(b)          Beginning with the fiscal quarter ending September 30, 2017, the Debt to Equity Ratio shall not exceed 2.50 to 1.00, tested at the end of each fiscal quarter.

The Debt to Equity Ratio means, for any computation period, the ratio of: (a) Borrower's total liabilities, divided by (b) Borrower's total equity.

Section 6.	Events of Default and Remedies.

6.1.        Events of Default. Any of the following events will be an event of default ("Event of Default"):

(a)          any representation or warranty made by Borrower herein or in any of the Loan Documents is materially incorrect when made or reaffirmed; provided, however, upon notice from Bank to Borrower of such materially incorrect representation or warranty, Borrower shall have a thirty (30) day grace period to cause such representation to be true and accurate; or

(b)          Borrower fails to pay within 5 days of when due any principal or interest on any Obligation; or

(c)          Borrower fails to observe or perform any covenant, condition or agreement herein (other than as provided in Subsection 6.1(b)) above) or in any other Loan Document and fails to cure such default within thirty (30) days of the occurrence thereof. Notwithstanding the foregoing, no such cure period shall apply to any failure to maintain insurance, or any breach in any negative covenant set forth in Section 5 hereof; or

(d)          a court enters a decree or order for relief with respect to Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or for any substantial part of its respective property, or orders the wind-up or liquidation of its affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed and is pending for sixty (60) days without dismissal; or

(e)          Borrower commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes company action in furtherance of any of the foregoing; or

(f)          Borrower defaults under the terms of any Indebtedness or lease involving total payment obligations of Borrower in excess of $100,000, and such default gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments which right is not contested by Borrower or is determined by any court of competent jurisdiction to be valid; or

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(g)          final non-appealable and uninsured judgment of the payment of money in excess of $100,000 is rendered against Borrower and remains undischarged for sixty (60) days during which execution is not effectively stayed; or

(h)          an Event of Default occurs under any Loan Document; or

(i)           the dissolution or liquidation of Borrower or any Entity Guarantor; or

(j)           the commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against any of the Collateral or any property securing the repayment of any of the Obligations, which, in each case, remains undismissed for thirty (30) days; or

(k)          the loss, theft or substantial damage to a material portion of the Collateral or any property securing the repayment of the Obligations if the result of such occurrence will likely result in, in Bank's reasonable judgment, the failure or inability of Borrower to continue substantially normal operation of its business within thirty (30) days of the date of such occurrence; or

(l)           (i) the validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage or assignment by the party executing such Loan Document is impaired by the Borrower or any Guarantor; (ii) any Borrower or Guarantor executing any of the Loan Documents asserts that any of such Loan Documents is not a legal, valid and binding obligation of the party thereto enforceable in accordance with its terms; or (iii) the security interest or Lien purporting to be created by any of the Loan Documents, due to any act of the Borrower or any Guarantor, ceases to be a valid, perfected lien subject to no other liens other than Permitted Liens; or

(m)          (i) a Reportable Event (as defined in ERISA) occurs with respect to any employee benefit plan maintained by Borrower for its employees and such Reportable Event (as defined in ERISA) is likely to have a material adverse effect on Borrower; provided that no Event of Default shall occur if the Reportable Event is caused solely by a decrease in employment; or (ii) a trustee is appointed by a United States District Court to administer any employee benefit plan; or (iii) the Pension Benefit Guaranty Corporation institutes proceedings to terminate any of Borrower's employee benefit plans; or

(n)          other than Permitted Liens, the filing of any lien or charge against any of the Collateral for any amount in excess of $100,000, which is not removed to the satisfaction of Bank within a period of sixty (60) days thereafter; or

(o)          the abandonment by Borrower of all or any material part of the Collateral.

6.2.        Remedies. If any Default occurs, Bank may cease advancing money hereunder. If any Event of Default occurs, Bank may (i) declare all Obligations to be immediately due and payable, whereupon such Obligations will immediately become due and payable, (ii) exercise any and all rights and remedies provided by applicable law and the Loan Documents, (iii) proceed to realize upon the Collateral or any property securing the Obligations, including, without limitation, causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, all without presentment, demand, protest or notice of any kind, each of which are hereby expressly waived by Borrower. Borrower shall be liable for any deficiency remaining after disposition of any Collateral, and waives all valuation and appraisement laws.

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6.3.        Setoff. If any Event of Default has occurred, Bank is authorized, without notice to Borrower, to offset and apply to all or any part of the Obligations all monies, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower individually or jointly with another party) Bank, including but not limited to certificates of deposit.

6.4.        Default Rate. After the occurrence of an Event of Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will accrue interest at the Default Rate, in Bank's sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

6.5.        Late Payment Fee. If any payment of principal is not paid when due (whether at maturity, by acceleration or otherwise after the expiration of any applicable notice, grace and cure periods), Borrower agrees to pay to Bank a late payment fee equal to five percent (5%) of the payment amount then due.

6.6.        No Remedy Exclusive. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute. Borrower waives any requirement of marshaling of assets which may be secured by any of the Loan Documents.

6.7.        Effect of Termination. The termination of this Agreement will not affect any rights of either party or any obligation of either party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest, lien and rights granted to Bank hereunder and under the Loan Documents will continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Loans are outstanding to Borrower, until all of the Obligations, have been paid in full.

Section 7.	Conditions Precedent.

7.1.        Conditions to Initial Loans. Bank will have no obligation to make or advance any Loan until Borrower has delivered to Bank at or before the closing date, in form and substance satisfactory to Bank:

(a)          Executed version of the Term Note, together with a completed and executed Disbursement Directions Letter regarding the initial disbursement under the Term Loan.

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(b)          Executed version of the Revolving Note.

(c)          Executed version of this Agreement.

(d)          A Certificate of Borrower, together with all attachments thereto.

(e)          A Certificate of Entity Guarantor, together with all attachments thereto.

(f)          An executed version of the Security Agreement for Borrower, together with a Grant of Security Interest in Trademarks and Grant of Security Interest in Copyrights.

(g)          An executed version of the Security Agreement for Entity Guarantor.

(h)          An executed version of the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture, executed by Borrower, creating a first lien on Premises #1, securing the Term Loan.

(i)          An executed version of the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture, executed by Entity Guarantor, creating a first lien on Premises #2, securing the Term Loan.

(j)          An executed version of the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture, executed by Borrower, creating a second lien on Premises #1, securing the Facility.

(k)          An executed version of the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture, executed by Entity Guarantor, creating a second lien on Premises #2, securing the Facility.

(l)           Mortgagor's Affidavit executed by Borrower related to Premises #1.

(m)          [intentionally omitted].

(n)          Environmental Indemnity Agreement executed by Borrower and Guarantor related to Premises #1 and Premises #2.

(o)          All appropriate financing statements (Form UCC-l).

(p)          UCC searches, insurance certificates, notices or other documents -which Bank may require to reflect, perfect or protect Bank's first and/or second priority lien, as applicable, in the Collateral and all other property pledged to secure the Obligations and to fully consummate this transaction.

(q)          All requisite releases of liens, termination statements and satisfactions necessary to release all liens and encumbrances against the Collateral and any other property pledged to secure the Loans and all requisite waivers and subordination agreements, in a form satisfactory to Bank, to be executed and delivered by Borrower's landlords, lenders, and mortgagees which are necessary to grant Bank a first lien in the Collateral, including but not limited to all business assets of Borrower and each Entity Guarantor.

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(r)          A Guaranty Agreement executed by Entity Guarantor.

(s)          Proof of insurance with respect to the Borrower, its assets and the Real Estate and in a form reasonably satisfactory to Bank:

(i)          Commercial general public liability insurance in such an amount and with such deductibles as are customary for similar borrowers;

(ii)         Flood Insurance if the Real Estate is located in an area designated as a special flood hazard area by any governmental authority having jurisdiction over the Real Estate; and

(iii)        Such other insurance coverages as ordinarily insured against by other borrowers with such liabilities or such properties in similar businesses.

All policies of insurance required to be maintained by Borrower shall be issued by companies reasonably satisfactory to Bank and shall have coverages and endorsements and be written for such amounts in accordance with the above. All policies of insurance shall (x) name Bank as mortgagee, lender loss payable or additional insured, as the case may require, and (y) provide that the policies may not be canceled or modified without thirty days (or, in the case of non-payment of premiums, 10 days) prior written notice to Bank.

(t)           Completed documentation in compliance with the Patriot Act by Borrower and Entity Guarantor.

(u)          Two (2) copies of a survey (the "Survey") for Premises #1, prepared and certified by a registered surveyor licensed in Indiana in 2014 in compliance with the minimum detail requirements in existence at the time of certification for an ALTA/ACSM Survey, including, without limitation: the boundaries and legal descriptions of the Real Estate; the location of all existing improvements on the Land; the area of the Real Estate in acres (to the nearest one one-hundredth of an acre); the location of all set-back lines, rights-of-way, easements and public utilities; the location of all abutting roadways, streets, and alleys; the location of utility services and storm drain and sewer facilities; and showing any encroachments by improvements on the Land over easements or adjoining property and showing any encroachments from adjoining property onto the Real Estate. All matters shown on the Survey must be reasonably acceptable to Bank.

(v)          An ALTA Loan Policy of Title Insurance issued by the Title Company insuring that the Mortgage of Premises #1 will be a prior first lien upon the fee simple title to the Real Estate, subject to no liens, claims, exceptions or encumbrances except the Permitted Encumbrances (as defined in the Mortgage) and containing the following endorsements:

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(i)          Comprehensive Endorsement Form 9;

(ii)         Access Endorsement;

(iii)        Environmental Lien Endorsement;

(iv)        Tax Parcel Endorsement; and

(v)        Such additional endorsements as may be reasonably required by Bank based upon its review of the Title Policy and Survey.

(w)         A title search prepared by the Title Company related to Premises #2;

(x)          Opinion letter from counsel for Borrower and Entity Guarantor in a form reasonably satisfactory to Bank covering customary matters;

(y)          Appraisals prepared by an appraiser or appraisers satisfactory to Bank and indicating that the fair market value of the Real Estate, collectively, is not less than Ten Million and No/100 Dollars ($10,000,000.00).

(z)          Such other assignments, certificates, opinions and other documents, instruments and information affecting or relating to Bank's interest in the Collateral securing the Loan as Lender may reasonably require.

Section 8.	Miscellaneous Provisions.

8.1.        Miscellaneous. This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings relating to the subject matter hereof. This Agreement may be amended only in writing signed by the party against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts. If any part of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement will not in any way be affected. This Agreement is and is intended to be a continuing agreement and will remain in full force and effect until the Loans are finally and irrevocably paid in full and terminated.

8.2.        Waiver by Borrower. Borrower waives notice of non-payment, demand, presentment, protest or notice of protest of any Accounts or other Collateral, and all other notices (except those notices specifically provided for in this Agreement); consents to any renewals or extensions of time of payment thereof; and generally waives any and all suretyship defenses and defenses in the nature thereof.

8.3.        Binding Effect. This Agreement will be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, Borrower may not assign or transfer any of its rights or delegate any of its Obligations under this Agreement or any of the Loan Documents, by operation of law or otherwise. Bank (and any subsequent assignee) may, upon prior notice to Borrower, transfer and assign any of its rights or delegate any of its duties under this Agreement or may transfer or assign partial interests or participation in the Loans to other persons. Bank may disclose to all prospective and actual assignees and participants all financial, business and other information about Borrower which Bank may possess at any time; provided that any such prospective or actual assignees or participants agree in writing prior to any such disclosure to be bound by the provisions of Section 8.13 of this Agreement.

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8.4.        Subsidiaries. If Borrower has any additional Subsidiaries at any time during the term of this Agreement, the term "Borrower" in each representation, warranty and covenant herein will mean "Borrower" and each Subsidiary individually and in the aggregate, and Borrower will cause each Subsidiary to be in compliance therewith.

8.5.        Security. The Obligations are secured as provided in this Agreement, the Security Agreements, the Mortgages, and the Loan Documents and in each other document or agreement which by its terms secures the repayment or performance of the Obligations.

8.6.        Survival. All representations, warranties, covenants and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of the Notes.

8.7.        Delay or Omission. No delay or omission on the part of Bank in exercising any right, remedy or power arising from any Event of Default will impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor will the action or omission to act by Bank upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

8.8.        Notices. Any notices under or pursuant to this Agreement will be deemed duly sent when delivered in hand when deposited in the U.S. mail postage prepaid, or sent by overnight courier addressed as follows:

To Borrower:	Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):

Ice Miller LLP
One American Square, 29th Floor
Indianapolis, Indiana 46282
Attention: Stephen J. Hackman, Esq.

To Bank:	First Internet Bank of Indiana
11201 USA Parkway
Fishers, Indiana 46037
Attention: Trina McWilliams

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With a copy to (which shall not constitute notice):

Krieg DeVault LLP
12800 North Meridian Street, Suite 300
Carmel, Indiana 46032
Attention: Nicole Finelli, Esq.

Either party may change such address by sending written notice of the change to the other party.

8.9.        No Partnership. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any partnership, joint venture or other relationship between Bank and Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

8.10.      Indemnification. If after receipt of any payment of all or part of the Obligations, Bank is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and Borrower will be liable to, and will indemnify, save and hold Bank, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance on such payment, and any such contrary action so taken will be without prejudice to Bank's rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrower will indemnify, defend, save and hold Bank, its officers, directors, attorneys and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys' fees reasonably incurred), that Bank or any such indemnified party may incur arising out of this Agreement, any of the Loan Documents or any act taken by Bank hereunder provided such action is either permitted or authorized under the Loan Documents and/or applicable law except for the illegal activities, willful misconduct or gross negligence of such indemnified party. The provisions of this Section will survive the termination of this Agreement.

8.11.      Depository Account Acknowledgment. Borrower and Bank severally, each for itself, acknowledges and agrees that, except as provided herein with respect to Borrower's obligation to maintain depository account(s) (if any) with Bank, the extension(s) of credit provided for herein are neither conditioned upon nor have the interest rates and fees therefor been set based upon Borrower's agreement to purchase any other product or service from Bank. Further, Borrower and Bank severally, each for itself, acknowledges and agrees that Bank has not offered these extension(s) of credit or offered to reduce the interest rate(s) or fee(s) therefor except as provided herein.

8.12.      Governing Law; Jurisdiction. This Agreement, the Notes and the other Loan Documents will be governed by the domestic laws of the State of Indiana. Borrower agrees that the state and federal courts in Marion County, Indiana, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of this Agreement. BANK AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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8.13.      Confidentiality.

(a)          Bank shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices and consistent with its practices with respect to its own confidential information, any non-public written information supplied to it by Borrower pursuant to this Agreement; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Bank is a party, or (iii) to counsel for Bank.

(b)          In the event that Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Bank agrees (i) to the extent permitted by applicable law, Bank will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Bank's expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates.

(c)          In no event shall this Section 8.13 or any other provision of this Agreement be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Bank on a non-confidential basis from a person other than Borrower or a person Bank has actual knowledge has provided such information to Bank in violation of a binding agreement regarding the confidentiality of such information with Borrower or its subsidiaries, and (iii) to require Bank to return any materials furnished by Borrower to Bank. The obligations of Bank under this Section 8.13 shall supersede and replace the obligations of Bank under any confidentiality letter signed prior to the date hereof.

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[SIGNATURE PAGE — CREDIT AGREEMENT]

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement by their duly authorized officers as of the date first above written,

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Jill C. Blumhoff
Jill C. Blumhoff, Chief Financial Officer, VP Finance

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President

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EXHIBITS
TO
CREDIT AGREEMENT
BETWEEN
BIOANALYTICAL SYSTEMS, INC.
AND
FIRST INTERNET BANK OF INDIANA

Exhibit 1	-	Definitions
Exhibit 2.1	-	Revolving Note
Exhibit 2.2	-	Term Note
Exhibit 3.3	-	Litigation Disclosure
Exhibit 3.6	-	Laws and Taxes Disclosure
Exhibit 3.8	-	Permitted Liens
Exhibit 3.10	-	Environmental Disclosure

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EXHIBIT 1

DEFINITIONS

•	"Account Debtor" means the party which is obligated on or under any Account.

•	"Affiliates" shall mean any entity which is 10% owned by Borrower, or Entity Guarantor.

•	"Collateral" shall mean the "collateral" as defined in the Security Agreement, together with the Real Estate.

•	"Default" or "default" means a default (without regard to grace or cure periods) under any contract or agreement that with the passage of time could mature into an Event of Default.

•	"Default Rate" means four percent (4%) in excess of the interest rate otherwise in effect under amounts outstanding under the Notes. In no event will the interest rate accruing under such Notes be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

•	"Entity Guarantor" means BAS Evansville, Inc.

•	"Environmental Laws" means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

•	"Environmental Reports" has the meaning set forth on Exhibit 3.10.

•	"ERISA" means the Federal Employee Retirement Income Security Act of 1974.

•	"Event(s) of Default" will have the meaning set forth in Section 6.1 of the Agreement.

•	"Facility" will have the meaning set forth in Section 2.1 of the Agreement.

•	"GAAP" means generally accepted accounting principles as in effect from time to time.

•	"Guarantors" means the Entity Guarantor and any additional guarantor added from time to time, collectively.

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•	"Indebtedness" means (a) all items (except items of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interests, if any) which in accordance with GAAP would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby will have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (c) all indebtedness of others which Borrower or any Subsidiary or any Affiliate has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

•	"knowledge" means to the actual knowledge of any of the executive officers of Borrower or Entity Guarantor, as the context requires.

•	"Lien" means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts and capitalized leases.

•	"Loan Documents" means this Agreement, the Notes, the Security Agreement, the Mortgage, and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and "Loan Document" means any one of the Loan Documents.

•	"Loans" means the Term Loan and the Revolving Loans.

•	"Mortgage(s)" means individually or collectively as the context requires, (i) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Borrower, creating a first lien on Premises #1, securing the Term Loan, (ii) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Entity Guarantor, creating a first lien on Premises #2, securing the Term Loan, (iii) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Borrower, creating a second lien on Premises #1, securing the Facility, and (iv) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Entity Guarantor, creating a second lien on Premises #2, securing the Facility.

•	"Notes" means the Term Note and Revolving Note, together with any renewals, amendments and extensions thereof.

•	"Obligation(s)" means all loans, advances, indebtedness, liabilities and obligations of Borrower owed to Bank and/or the affiliates of Bank of every kind and description whether now existing or hereafter arising, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, in each case arising under this Agreement, the Notes and the other Loan Documents, including without limitation all obligations to perform or forbear from performing acts and all reasonable expenses and reasonable attorneys' fees incurred by Bank and any affiliate of Bank under this Agreement or any other document or instrument related to any of the foregoing.

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•	"Permitted Liens" has the meaning assigned thereto as set forth in Section 3.8 of the Agreement.

•	"Person" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

•	"Premises #1" means the real estate and improvements located at 2701 Kent Avenue, West Lafayette, Indiana, owned by Borrower, and more particularly described in the Mortgage executed by Borrower in favor of Bank.

•	"Premises #2" means the real estate and improvements located at 10424 Middle Mount Vernon Road, Evansville, Indiana, owned by Entity Guarantor, and more particularly described in the Mortgage executed by Entity Guarantor in favor of Bank.

•	"Real Estate" means individually or collectively as the context requires, Premises #1 and Premises- #2.

•	"Revolving Loans" has the meaning assigned to that term in Section 2.1 of the Agreement.

•	"Revolving Note" has the meaning assigned to that term in Section 2.1 of the Agreement.

•	"Security Agreement" means, individually or collectively as the context requires, (i) the Security Agreement and Perfection Certificate of even date herewith between Borrower and Bank, securing the Obligations, (ii) the Security Agreement and Perfection Certificate of even date herewith between Bank and Entity Guarantor, securing Entity Guarantor's Guaranty of the Obligations, (iii) the Grant of Security Interest in Trademarks of even date herewith executed by Borrower, securing the Obligations, and (iv) the Grant of Security Interest in Copyrights of even date herewith executed by Borrower, securing the Obligations.

•	"Subsidiary" means any corporation of which Borrower directly or indirectly owns or controls at the time outstanding stock having under ordinary circumstances (not depending on the happening of a contingency) voting power to elect a majority of the board of directors of said corporation.

•	"Term Loan" has the meaning assigned to that term in section 2.2 of the Agreement.

•	"Term Note" has the meaning assigned to that term in Section 2.2 of the Agreement.

•	"Title Company" means First American Title Insurance Company.

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EXHIBIT 2.1

FORM OF
REVOLVING NOTE

$2,000,000.00	Date: June 23, 2017
Due: June 23, 2019

FOR VALUE RECEIVED, BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (hereinafter referred to as "Maker"), hereby promises to pay to the order of FIRST INTERNET BANK OF INDIANA, an Indiana state bank, having its principal offices at 11201 USA Parkway, Fishers, Indiana 46037 (hereinafter referred to as "Bank"), in lawful money of the United States of America on the due date specified above, at Bank's principal offices or at such other place or to such other party as the holder hereof may from time to time designate by written notice, the principal sum of Two Million and No/100 Dollars ($2,000,000.00) or as much thereof as may then be outstanding and to pay interest as hereinafter provided as follows:

(a)	Prior to maturity or the occurrence of an Event of Default, Maker shall pay interest on the principal balance of this Note outstanding from time to time at a floating per annum rate equal to the sum of the Prime Rate less Twenty-five Basis Points (0.25%), which rate shall change concurrently with the Prime Rate (the "Interest Rate"). Maker shall pay accrued but unpaid interest on this Note commencing on July 23, 2017, and on the 23'd day of each monthly period thereafter until maturity of this Note, whether by acceleration, demand or otherwise, at which time the unpaid balance of principal of this Note, together with all accrued but unpaid interest, costs and expenses, shall be due and payable in full.

(b)	After maturity and the expiration of applicable grace periods provided for in the Credit Agreement (as defined herein) or while there exists any uncured Event of Default, or in the event of acceleration hereunder or the exercise by the Bank of any remedies following any Event of Default under the Loan Documents, the rate of interest shall be increased to a per annum rate equal to the Interest Rate plus Four and No/100 Percent (4.0%) compounded monthly until paid or until the Event of Default shall have been cured.

(c)	If Maker fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Maker, in each case, will incur and shall pay a late charge equal to Five Percent (5%) of the unpaid amount, with a minimum late charge in each instance of Twenty-Five and No/100 Dollars ($25.00). After acceleration of repayment of this Note by Bank, the payment of a late charge will not cure or constitute a waiver of any Event of Default under this Note.

All amounts payable by Maker to the Bank under this Note shall be without relief from valuation and appraisement laws and with attorneys' fees and costs of collection as provided in the Credit Agreement. Interest shall be calculated on the basis of a Three Hundred Sixty (360) day year and charged for the actual number of days elapsed during the period for which interest is being charged. If any payment of principal of or interest on this Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and interest shall be payable at the applicable rate for the period of such extension.

All amounts which shall be paid with respect to this Note shall be applied first to costs of collection and expenses reimbursable by Maker to Bank, secondly to the payment of interest due monthly on the outstanding balance of the principal sum or so much thereof as shall from time to time remain unpaid, and the balance of each monthly payment shall be applied on account of principal. Maker shall be permitted to prepay the outstanding principal balance of this Note on any scheduled payment date without prepayment premium or payment.

This Note evidences indebtedness incurred under a revolving line of credit extended to Maker by Bank pursuant to that certain Credit Agreement dated as of the date hereof between the Bank and the Maker, as the same may be amended from time to time (collectively, the "Credit Agreement"), to which reference is made for definitions of capitalized terms used but not otherwise defined herein, for the terms and conditions upon which payment of this Note may be accelerated and all amounts outstanding hereunder declared immediately due and payable and for the security provided for the payment of this Note.

Upon the occurrence of an Event of Default under any of the Loan Documents which secure this Note, the holder may, without demand or notice, declare all of the indebtedness evidenced by this Note and remaining unpaid balances of interest and expenses immediately due and payable by written notice to Maker, notwithstanding any term or condition in any of the Loan Documents to the contrary. This Note may also be declared due at the option of the holder hereof prior to its expressed maturity at the time, upon the terms and in the manner provided in the Loan Documents. Failure to exercise any such option shall not constitute a waiver of the right to exercise any such option if Maker is in default hereunder.

Maker and all endorsers, sureties and guarantors hereof severally waive demand, presentment for payment, notice of dishonor, protest and notice of protest, and expressly agree that this Note and any payment coming due under it may be extended from time to time without in any way affecting their liability hereunder. This Note shall be the joint and several obligation of all makers, sureties, guarantors, and endorsers, and shall be binding upon them and their heirs, personal representatives, successors, and assigns.

The rights or remedies of the holder hereof as provided in this Note and the Loan Documents shall be cumulative and concurrent, and may be pursued singly, successively, or together.

Notwithstanding anything herein or in the Loan Documents to the contrary, no provision contained herein and no provision contained in any of the Loan Documents which purports to obligate Maker to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent that it requires the payment of any interest or other sums in excess of such maximum. In the event Maker shall at any time following the date hereof pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, such overpayments shall be deemed to be loans from Maker to the holder hereof, which loans shall be due and payable by the holder upon demand by Maker together with interest from the date or dates of such overpayments calculated at the same rate as Maker is required to pay under this Note, and the repayment of such loans by the holder hereof shall be the sole remedy at law or in equity of Maker for such overpayments.

The person executing this Note for and on behalf of Maker hereby certifies that he is duly empowered by Maker and has been duly authorized by all necessary action on the part of Maker to execute and deliver this Note for and on behalf of Maker.

This Note shall be construed according to and governed by the laws of the State of Indiana. Maker agrees that the state and federal courts in Marion County, Indiana, or any other court in which

Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note. BANK AND MAKER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

For purposes of this Note:

"Basis Point" means one one-hundredth of one percent (.01%).

"Banking Day" means a day which is not (a) a Saturday, Sunday or legal holiday on which banking institutions in the State of Indiana or the city in which the office of the Bank is located is authorized to remain closed, or (b) a day on which the New York Stock Exchange is closed. For the Bank, a "Banking Day" ends at 12:45 P.M. Eastern Standard Time, and all business transacted after such time on any particular day shall be deemed to have been transacted as of the next Banking Day.

"Prime Rate" means an independent index which is the highest rate identified as the "Prime Rate" in The Wall Street Journal "Money Rates" column on the date the interest rate is to be determined, or if that date is not a publication date, on the publication date immediately preceding. The Prime Rate is not necessarily the lowest rate charged by Bank on its loans. If the Prime Rate becomes unavailable, Bank may designate a substitute index after notifying Maker. Bank will inform Maker of the current Index upon Maker's request. Any changes or adjustments to the interest rate will not occur more often than each day. Maker understands that Bank may make loans based on rates other than the Prime Rate.

Maker authorizes Bank and its affiliates without notice, to apply any balances, credits, deposits or moneys of Maker in Bank's possession to payment of any of the foregoing. Time is of the essence of this Note and all other obligations of Maker to Bank or any of its affiliates.

IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first above written.

BIOANALYTICAL SYSTEMS, INC.

By:	EXHIBIT — DO NOT EXECUTE
Jill C. Blumhoff, Chief Financial Officer, VP Finance

Witness:

Katrina McWilliams

EXHIBIT 2.2

FORM OF
TERM LOAN NOTE

$4,500,000.00	Date: June 23, 2017
Due: June 23, 2022

FOR VALUE RECEIVED, BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (hereinafter referred to as "Maker"), hereby promises to pay to the order of FIRST INTERNET BANK OF INDIANA, an Indiana state bank, having its principal offices at 11201 USA Parkway, Fishers, Indiana 46037 (hereinafter referred to as "Bank"), in lawful money of the United States of America, at the Bank's principal offices or at such other place or to such other party as the holder hereof may from time to time designate by written notice, the principal sum of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) or as much thereof as may be then outstanding and to pay interest as hereinafter provided as follows:

(a)	Prior to maturity, Maker shall pay interest on the principal balance of this Note outstanding from time to time at a fixed per annum rate ("Interest Rate") equal to Three and 99/100 Percent (3.99%).

(b)	Commencing July 23, 2017, and on the 23'd day of each monthly period thereafter until and including June 23, 2022 (the "Maturity Date"), Maker shall make payments of principal and interest in monthly installments equal to Thirty-Three Thousand Two Hundred Sixty-Nine and 91/100 ($33,269.91). The final installment of unpaid principal, together with accrued but unpaid interest, costs and expenses shall be due and payable on the Maturity Date.

(c)	After maturity and the expiration of applicable grace periods provided for in the Credit Agreement (as defined herein) or while there exists any uncured Event of Default, or in the event of acceleration hereunder or the exercise by the Bank of any remedies following any Event of Default under the Loan Documents, the rate of interest shall be increased to a per annum rate equal to the Interest Rate plus Four and No/100 Percent (4.0%) compounded monthly until paid or until the Event of Default shall have been cured.

(d)	If Maker fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Maker, in each case, will incur and shall pay a late charge equal to Five Percent (5%) of the unpaid amount, with a minimum late charge in each instance of Twenty-Five and No/100 Dollars ($25.00). After acceleration of repayment of this Note by the Bank, the payment of a late charge will not cure or constitute a waiver of any Event of Default under this Note.

All amounts payable by Maker to the Bank under this Note shall be without relief from valuation and appraisement laws and with attorneys' fees and costs of collection as provided in the Credit Agreement. Interest shall be calculated on the basis of a Three Hundred Sixty (360) day year and charged for the actual number of days elapsed during the period for which interest is being charged. If any payment of principal of or interest on this Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and interest shall be payable at the applicable rate for the period of such extension.

This Note may be prepaid, in whole or in part, upon any scheduled payment date, provided such prepayment is accompanied by a premium equal to (i) Two Percent (2.0%) multiplied by the principal amount prepaid, for any amounts prepaid between June 23, 2017 and June 22, 2020, or (ii) One Percent (1.0%) multiplied by the principal amount prepaid, for any amounts prepaid from June 23, 2020 through the Maturity Date.

All amounts which shall be paid with respect to this Note shall be applied first to costs of collection and expenses reimbursable by the Maker to the Bank, secondly to the payment of interest due monthly on the balance of the principal sum or so much thereof as shall from time to time remain unpaid, and the balance of each monthly payment shall be applied on account of principal. All prepaid principal shall be applied to payments due under this Note in the inverse order of maturity.

This Note evidences indebtedness incurred under a term loan ("Term Loan") extended to the Maker by the Bank pursuant to that certain Credit Agreement dated as of the date hereof between the Bank and the Maker, as the same may be amended from time to time ("Credit Agreement"), to which reference is made for definitions of capitalized terms used but not otherwise defined herein, for the terms and conditions upon which payment of this Note may be accelerated and all amounts outstanding hereunder declared immediately due and payable and for the security provided for the payment of this Note.

Upon the occurrence of an Event of Default under any of any Loan Documents (as defined in the Credit Agreement) which secure this Note, the holder may, without demand or notice, declare all of the indebtedness evidenced by this Note and remaining unpaid balances of interest and expenses immediately due and payable by written notice to Maker, notwithstanding any term or condition in any of the Loan Documents to the contrary. This Note may also be declared due at the option of the holder hereof prior to its expressed maturity at the time, upon the terms and in the manner provided in the Loan Documents. Failure to exercise any such option shall not constitute a waiver of the right to exercise any such option if the Maker is in default hereunder.

Maker and all endorsers, sureties and guarantors hereof severally waive demand, presentment for payment, notice of dishonor, protest and notice of protest, and expressly agree that this Note and any payment coming due under it may be extended from time to time without in any way affecting their liability hereunder. This Note shall be the joint and several obligation of all makers, sureties, guarantors, and endorsers, and shall be binding upon them and their heirs, personal representatives, successors, and assigns.

The rights or remedies of the holder hereof as provided in this Note and the Loan Documents shall be cumulative and concurrent, and may be pursued singly, successively, or together.

Notwithstanding anything herein or in the Loan Documents to the contrary, no provision contained herein and no provision contained in any of the Loan Documents which purports to obligate Maker to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent that it requires the payment of any interest or other sums in excess of such maximum. In the event Maker shall at any time following the date hereof pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, such overpayments shall be deemed to be loans from Maker to the holder hereof, which loans shall be due and payable by the holder upon demand by Maker together with interest from the date or dates of such overpayments calculated at the same rate as Maker is required to pay under this Note, and the repayment of such loans by the holder hereof shall be the sole remedy at law or in equity of Maker for such overpayments.

The person executing this Note for and on behalf of Maker hereby certifies that he is duly empowered by the Maker and has been duly authorized by all necessary action on the part of Maker to execute and deliver this Note for and on behalf of the Maker.

This Note shall be construed according to and governed by the laws of the State of Indiana. Maker agrees that the state and federal courts in Marion County, Indiana, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note. BANK AND MAKER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

[SIGNATURE PAGE — TERM LOAN NOTE]

IN WITNESS WHEREOF, Maker has executed this Note as of the day and year first above written.

BIOANALYTICAL SYSTEMS, INC.

By:	EXHIBIT — DO NOT EXECUTE
Jill C. Blumhoff, Chief Financial Officer, VP Finance

Witness:

Katrina McWilliams

EXHIBIT 3.3

Litigation Disclosure

None

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EXHIBIT 3.6

Laws and Taxes Disclosure

None

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EXHIBIT 3.8

Permitted Liens

None

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EXHIBIT 3.10

Environmental Disclosure

Any disclosure or recognized environmental condition set forth in:

Phase I Environmental Site Assessment of Bioanalytical Systems, Inc. dated March 6, 2015;

Limited Microbial Evaluation Report for Bioanalytical Systems, Inc., dated March 5, 2015;

Asbestos Pre-Renovation Report for Bioanalytical Systems, Inc., dated March 3, 2015;

Report 2041 Prepared for Site Location Bioanalytical Systems, Inc., 2700 Kent Avenue, West Lafayette, Indiana, by PHASE I Environmental Engineering, dated October 11, 2002; and

Report 2032 Prepared for Site Location Bioanalytical Systems, Inc., 1024 Middle Mount Vernon Road, Mount Vernon, Indiana, by PHASE I Environmental Engineering, dated October 11, 2002;

(collectively, the "Environmental Reports").

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